Exhibit 21        List of Subsidiaries

1.       Reef Ventures, L.P.
2.       Reef Marketing LLC
3.       Reef International LLC
4.       Sonterra Energy Corp
5.       Marea Associates, LP
6.       Arrecefe Management LLC
7.       Rio Bravo Energy LLC
8.       Sonora Pipeline LLC
9.       Terranova Energia S. de R.L. de C.V.
10.      Esperanza Energy LLC
11.      Tidelands   Exploration   and   Production,   Inc.,  a  corporation  in
         organization